Holly Energy Partners Announces Management Changes

•	Matthew P. Clifton to become Executive Chairman

•	Michael C. Jennings to become Chief Executive Officer
DALLAS, TX, November 25, 2013 – Holly Energy Partners, L.P. (NYSE: HEP) (the “Partnership”) announced that on November 22, 2013, Matthew P. Clifton notified the Board of Directors (the “Board”) of Holly Logistic Services, L.L.C. (the “Company” or “HLS”) that he will retire from his position as Chief Executive Officer effective at the end of day on December 31, 2013. In connection with his notice, the Board appointed Mr. Clifton as Executive Chairman, effective January 1, 2014. HLS is a wholly-owned subsidiary of HollyFrontier Corporation (NYSE: HFC) and the general partner of HEP.
As a result of Mr. Clifton’s retirement as Chief Executive Officer and appointment as Executive Chairman, on November 22, 2013, the Board appointed Michael C. Jennings as the Chief Executive Officer of the Company effective January 1, 2014. Mr. Jennings, 48, has served as the Chief Executive Officer and President of HFC since the merger of Holly Corporation and Frontier Oil Corporation in July 2011. Mr. Jennings previously served as the President and Chief Executive Officer of Frontier Oil Corporation from 2009 until the merger in July 2011 and as the Executive Vice President and Chief Financial Officer of Frontier Oil Corporation from 2005 until 2009. Mr. Jennings has served on the Board of HLS since October 2011. He also has served as Chairman of the Board of HFC since January 2013. Mr. Jennings has served as a director of HFC since the merger in July 2011 and as a director of ION Geophysical Corporation since December 2010. Mr. Jennings served as Chairman of the board of directors of Frontier Oil Corporation from 2010 until the merger in July 2011 and as a director of Frontier Oil Corporation from 2008 until the merger in July 2011.
About Holly Energy Partners
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 39% interest (including a 2% general partner interest) in Holly Energy. Holly Energy owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho, Utah, Kansas and Wyoming. In addition, Holly Energy owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
Holly Energy Partners, L.P.
Blake Barfield, 214-954-6511
Investor Relations
or
Julia Heidenreich, 214-954-6511
Vice President, Investor Relations